UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2011

INVIVO THERAPEUTICS HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-52089	36-4528166
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Broadway, 14th Floor Cambridge, Massachusetts		02142
(Address of principal executive offices)		(Zip Code)

(617) 475-1520

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2011, InVivo Therapeutics Holdings Corp. (the “Company”) entered into an Amended and Restated Executive Employment Agreement (the “Agreement”) with Frank Reynolds, the Company’s Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer. The Agreement, among other things, established Mr. Reynolds’ compensation as follows: (i) annual base salary of $477,000; (ii) up to $3,200 per month for living expenses for the time period of January 2011 through December 2012; (iii) annual compensation for other fringe benefits approved in the amount of $19,900 per year; and (iv) an annual bonus, with a 2011 target of $238,500. Mr. Reynolds’ bonus payment is subject to the achievement of certain corporate objectives for fiscal year 2011, each of which will entitle him to a corresponding percentage of the target.

Under the Agreement, if Mr. Reynolds’ employment is terminated by the Company without cause, or by Mr. Reynolds as a result of a constructive termination by the Company, or as a result of Mr. Reynolds’ death or disability, then the Company is obligated to pay severance (consisting of base salary in effect at the time of termination) to Mr. Reynolds (or Mr. Reynolds’ legal representatives) for a period of 18 months. In addition, if Mr. Reynolds’ employment is terminated by the Company without cause, or by Mr. Reynolds as a result of a constructive termination by the Company, the Company will be obligated to pay Mr. Reynolds his target bonus, prorated based on the number of days of such fiscal year that have elapsed as of the termination date, as well as up to 18 months of health insurance benefits. Severance payments are contingent on execution of a general waiver and release of claims against the Company and certain of its affiliates, and are in addition to accrued obligations to Mr. Reynolds unpaid by the Company prior to the time of termination, death or disability. The Agreement also contains various restrictive covenants, including covenants relating to non-competition, non-solicitation, confidentiality and cooperation.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Mr. Reynolds was also granted a nonqualified stock option to purchase 250,000 shares of the Company’s common stock under the Company’s 2010 Equity Incentive Plan (the “2010 Plan”) at an exercise price of $1.20, which is equal to the closing price of the Company’s common stock on the date of execution of the Agreement (the “Date of Grant”). This stock option shall vest and become exercisable as to 25% of the shares subject to the option on each of the first four anniversaries of the Date of Grant, provided that Mr. Reynolds remains an employee, consultant or director of the Company on each vesting date. The option is not exercisable until stockholder approval of the 2010 Plan has been obtained and a registration statement on Form S-8 registering the shares issued or available for issuance under the 2010 Plan has been filed with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The exhibit listed in the Exhibit Index below is filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InVivo Therapeutics Holdings Corp.

Date: March 17, 2011	By:	/s/ Frank M. Reynolds
Frank M. Reynolds
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Executive Employment Agreement by and between InVivo Therapeutics Holdings Corp. and Frank Reynolds, dated March 15, 2011.